STORE SUPPORT CENTER

2009 INCENTIVE PLAN

The Store Support Center Incentive Plan is designed to encourage high performance and reward employee contributions to the Company’s success.

How Does it Work?

Your Incentive Plan is based on the Company’s EBITDA result for the fiscal year.  That means if Dollar General’s year-end EBITDA is $_________ you will receive a threshold incentive payment. If the year-end EBITDA is $________ you will receive a target incentive payment.  Payout for EBITDA performance between “payout levels” and above 200% will be prorated.

You can calculate your target incentive payment using the following formula:

(Base Pay x Target Bonus Percent x mos. of service)
12 months

Please refer to program guidelines

(on back of page) for more details.

EBITDA (in millions)	Payout Levels	Your Bonus Opportunity
$[ ]	50% of Target	[ ]%
$[ ]	Target	[ ]%
$[ ]	200% of Target	[ ]%
$[ ]++	Above 200% of Target*	[ ]%++
*For each 1% incremental improvement in performance above $[ ] your bonus opportunity will increase by 9.14% of target on a pro rata basis.

What is EBITDA?

EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization and is a financial indicator used to evaluate a Company’s performance.  It is a reflection of a Company’s underlying cash earnings without the effects of previous expenditures (depreciation), financing decisions (interest), accounting phenomena (amortization) and taxes.

Unusual, non-recurring expenditures may be excluded from EBITDA as determined by the Compensation Committee of the Board of Directors.

Plan information is proprietary and confidential.  Employees are reminded that they may not disclose Plan information relating to the Company’s financial goals or performance.

STORE SUPPORT CENTER INCENTIVE PLAN GUIDELINES

ELIGIBILITY

To receive an Incentive payment, an employee must meet each of the following criteria:

1.

Be an active regular, full-time or part-time Store Support Center or DC employee during fiscal 2009.

2.

Be employed with Dollar General through the end of the bonus period and on the date of bonus payout.*

*Unless otherwise required by state law.

Estates will be eligible for bonus payment if the employee’s death occurs on or after the end of the fiscal year.

3.

Must have received a year-end performance rating of “Good” or better.  Employees rated “Needs Improvement” are eligible at the discretion of his/her management“. Employees rated Unsatisfactory” are ineligible.

BONUS PRORATION

Bonuses will be prorated based on the number of months an employee is actively employed in an eligible position during the fiscal year.  An employee must be hired/rehired and be actively employed on or before the 15th of the month to receive credit for the month.

Example:

•

Jane Doe was hired on June 20

•

The 15th of the month has passed; Jane will not receive credit for June

•

Jane will receive credit for July– January & will receive a prorated bonus for 7 months

Employees on leave (including intermittent or reduced schedule leave) are eligible for a prorated bonus based on the number of months worked during the fiscal year provided employment has not been terminated before the end of the bonus period and the date of bonus payment, unless otherwise required by law. A month is defined as any month an employee is actively employed for at least 15 days.

POSTION AND SALARY CHANGES

Employees who work in positions with different bonus levels during the fiscal year and/or experience a change in salary after April 1, are eligible for a prorated bonus based on the bonus opportunity for the time in each position, salary and plan. Note: Eligibility requirements must be met in the applicable plan to receive a bonus from that plan.

Example:

•

Manager from February 2– June 12 = 4/12 based on manager bonus opportunity and manager salary

•

Director from June 13– January 30 = 8/12 based on director bonus opportunity and director salary

REHIRED EMPLOYEES

Employees who leave the Company and are rehired during the same fiscal year will be bonus eligible from the date of rehire unless rehired within 30 days from the date of termination.  Service will be bridged for persons who are away from the Company less than 30 days.  Persons who are rehired after 30 days forfeit any bonus amount earned during the fiscal year prior to termination.

BONUS PAYOUT

To allow time for accounting and administrative handling, bonuses will be paid as soon as administratively possible, but no later than April 15.

Dollar General reserves the right to adjust, amend or suspend the Store Support Center Incentive Plan at any time, including, but not limited to, unforeseen events.

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate (currently established at 25%).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes.  Voluntary deductions (e.g. health insurance, 401k, etc. will not be deducted from this amount.  Where required by law, specific garnishments (eg. child support) may be deducted, as appropriate, from this amount.

Dollar General reserves the right to adjust, amend or suspend the Store Support Center Incentive Plan at any time, including, but not limited to, unforeseen events.